CYTATION.COM INCORPORATED

UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS OF STYLEX HOMES, INC.

The undersigned being all of the directors of Stylex Homes, Inc. (the "Company"), hereby adopt the following resolutions:

RESOLVED, that the Company hereby agrees to change its name to "Cytation.com Incorporated", and

RESOLVED FURTHER, that the Company hereby agrees to effectuate a one for two (1:2) reverse stock split, which shall be effective on the opening of business on February 15, 1999; and

RESOLVED FURTHER, that the corporate officers of the Company are hereby authorized and directed to implement the foregoing name change and reverse stock split.

Dated: February 2, 1999

/s/ Jerry Cole
____________________________
Jerry Cole

/s/ Kevin J. Quinn
____________________________
Kevin Quinn


CYTATION CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

January 27, 1999


To the Stockholders of CYTATION CORPORATION:

     Notice is hereby given that a special meeting of the stockholders of CYTATION CORPORATION (hereinafter referred to as "Cytation" and/or the "Corporation"), a Rhode Island corporation, will be held at the Viking Hotel, One Bellevue Avenue, Newport, Rhode Island, on February 11, 1999, at 4:00 p.m., Rhode Island time.

     The purpose of the meeting is to consider and to act upon the proposed Plan of Merger (the "Merger"), pursuant to Sec. 7-1.1-65 of the Rhode Island General Laws, whereby Cytation will be merged into Stylex Homes Inc. (hereinafter referred to as "Stylex"), a publicly traded New York corporation, trading under the symbol "SYLX" on NASDAQ's Over-the-Counter Bulletin Board ("OTC:BB"). The proposed Merger, that will effect the Corporation's capital stock, will result in the following fully diluted capitalization whereby each share of the Corporation's capital stock will be converted into five and one-quarter (5.25) shares of Stylex capital stock, or, in lieu of this option created thereby, cash in the amount of the fair value thereof will be paid therefor as prescribed in Section 7-1.1-74 of the Rhode Island General Laws.

     Only stockholders of record at the close of business on January 27, 1999, will be entitled to notice of and to vote at the special meeting. The stock transfer books of the Corporation will be closed as of said record date until the effective date of the Merger, or until February 28, 1999, whichever is the first to occur. As of the record date, the Corporation had outstanding 1,231,493 shares of capital stock entitled to one vote per share. The affirmative vote of the holders of a majority of the Corporation's outstanding stock is required to approve the Merger. Certain Officers, Directors and Affiliates of the Corporation own in excess of 55.80% of the outstanding stock of the Corporation and has advised the Corporation that they intend to vote in favor of the Merger. Consequently, the Merger will be approved at the special meeting of stockholders regardless of whether other stockholders vote in favor of or against the proposed Merger.

     The proposed Merger will convert the number of authorized shares of capital stock of Cytation to five and one-quarter (5.25) shares of Stylex. Provided any shareholder does not elect to have their shares converted to Stylex shares in connection with the Merger, in lieu thereof, each holder of Cytation shares will be paid the fair value thereof as determined by the Board of Directors.

     The Board of Directors has determined the fair value of each share of capital stock to be $.01 per share. The determination of the per share fair value was computed by reference to the book value of the capital stock of the Corporation as of December 31, 1998.

     Enclosed for your information is a copy of the Corporation's unaudited balance sheet as of December 31, 1998, which reflects a book value of -$.53 per share.

     Upon the approval of the Merger, the Corporation and Stylex will immediately file appropriate Articles of Merger, in accordance with New York and Rhode Island law, to effect the change in the issued and outstanding capital stock of Stylex. The Merger will become effective upon the filing of such Articles. Upon the filing, and without any further action being required by the Corporation and Stylex, each share of capital stock of Cytation will be converted into five and one-quarter (5.25) shares of Stylex capital stock, although the holder of Cytation shares will be entitled to receive the fair value of such shares, in lieu of receiving Stylex capital shares.

     In order to obtain the fair market value payment for Cytation shares, a stockholder must mail or deliver the stock certificates representing the shares being subject to Merger to the following address:

     Richard Fisher, Chairman       Mark T. Thatcher, Esq.
     Cytation Corporation           Law Offices of Mark T. Thatcher
     809 Aquidneck Avenue           360 Thames Street
     Middletown, RI 02842           Newport, RI 02840

     Each certificate must be endorsed in blank by the stockholder. Upon receipt of the certificates so endorsed, the Corporation will promptly mail to the stockholder a check for the fair value of the shares being exchanged, or $.01 per share.

     The Board of Directors of the Corporation believes that the Merger will be in the best interest of stockholders whose shares are to be exchanged for Stylex capital stock. Provided any shareholder is not interested in having their shares exchanged for Stylex capital stock, then they will be paid the value equal to the full book value thereof as computed above. In determining fair value, the Board of Directors did not reduce the book value for (i) any federal or state income taxes to be incurred by the Corporation in connection with the sale of any of its marketable securities, (ii) any contingent liabilities, or (iii) any expenses of liquidation. As a consequence, the Board of Directors believes that the amount to be received by stockholders in exchange for Cytation shares will be greater than the amount those stockholders could possibly receive in the event of the liquidation of the Corporation. Therefore, the Board of Directors recommends that stockholders vote in favor of the proposed Merger.

     Stockholders may be entitled to assert the above stated dissenter's rights (fair market value of $.01 per share) within ten (10) business days as a result of this transaction as explained in the attached copy of Section 7-1.1-74 of the Rhode Island General Laws.

     Prior to the effective date of Merger, Stylex will complete a name change with the Secretary of State of New York to Cytation Corporation.

     If there are any questions or any further information is required with respect to the proposed Merger and the transactions contemplated thereby, please call Mark T. Thatcher, Esq., special counsel to the Corporation at
(401) 841-9444.


                              By order of the Board of Directors,

                              /s/ Richard A. Fisher

                              ___________________________________
                              RICHARD FISHER,
                              Chairman

PLAN OF MERGER SUMMARY

Cytation Corporation

and

Cytation.com Incorporated
(presently OTC:BB "CYTA")
(formerly Stylex Homes Inc. OTC:BB "SYLX")

(1)  Corporate Name (original name and subsequent changes)

     Cytation.com Incorporated (formerly Stylex Homes Inc.)

(2)  Shares Outstanding:

     8,775,184, fully diluted

(3)  Stock Options or Warrants Issued:

     None

     Due Date(s)

     None

(4)  Type of Registration, SEC File No.

     SEC File No. 000-05388

(5)  State of Incorporation and
     Date of Incorporation/Mergers, etc.

     New York, June 10, 1966

(6)  Trading History and Symbols:

     Ticker OTC:BB "CYTA"

(7)  Name and Address of Contact Person:

     Kevin J. High
     Investor Relations
     Cytation.com Incorporated
     809 Aquidneck Avenue, 1B
     Middletown, RI 02842
     401-845-8800

(8) Share Structure, including authorized capital, par values and issued and outstanding:

     Common Stock, $.001 par value, 100,000,000 authorized, 8,775,184 issued/outstanding

     Convertible Preferred Stock, 5,000,000 authorized, none issued/outstanding

(9)  Terms of Merger:

Eighty-Five and Forty-Six One-Hundredths Percent (85.46%) of the total issued and outstanding common shares of Stylex Homes Inc. will be issued to Cytation Corporation shareholders as follows:

Cytation Corporation shareholders will receive five and one-quarter (5.25) shares of Stylex Homes Inc. for every one (1) share presently owned in Cytation Corporation, to be subsequently registered pursuant to the Securities Act of 1933 (the "Act") and filed on Form S-4 or SB-1 with the Division of Corporation Finance; $2.50 Option Holders in Cytation Corporation may exercise and purchase up to one hundred ninety-six thousand eight hundred seventy-five (196,875) shares of Stylex Homes, Inc.;

$7.50 Warrant Holders in Cytation Corporation may purchase up to four hundred thirteen thousand four hundred and twenty-two (413,422) shares of Stylex Homes, Inc.;

Subsequent to completion of the Plan of Merger, the fully diluted capitalization of Stylex Homes, Inc. will be eight million seven hundred and seventy-five thousand one hundred and eighty-four (8,775,184) total issued and outstanding common shares.

(10) Assets/Liabilities:

     See attached Financial Statements

(11) Number of Shareholders:

     One thousand one hundred seventy-three (1,173)

(12) Standard and Poors and/or Moody's:

     Standard and Poors Manual Listing (Corporate Records)

(13) Certificate of Good Standing:

     New York

(14) Name and Address of last auditor and tax returns and IRS Identification number:

     Cayer, Prescott, Clune & Chattellier
     Contact: Jim Prescott, CPA
     2 Charles Street
     Providence, RI
     Federal Taxpayer ID No. 16-0961436

(15) Cusip No.

     Cytation.com: 232819-10-2 (formerly 86428-20-0)

(16) Transfer Agent and monies due:
     American Securities Transfer, Inc.
     Operations Division
     938 Quail Street, Ste. 101
     Lakewood, CO 80215-5518